Exhibit 99.3

Provant Health Solutions, LLC
(A wholly owned subsidiary of Wellness Holdings, LLC)

Financial Report
December 31, 2016

Contents

Independent auditor’s report	3

Financial statements

Balance sheets	4

Statements of operations	5

Statements of member’s capital	6

Statements of cash flows	7-8

Notes to financial statements	9-21

Independent Auditor's Report

To the Member
Provant Health Solutions, LLC
East Greenwich, Rhode Island

Report on the Financial Statements
We have audited the accompanying financial statements of Provant Health Solutions, LLC (the Company) (a wholly owned subsidiary of Wellness Holdings, LLC), which comprise the balance sheets as of December 31, 2016 and 2015, the related statements of operations, member’s capital, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Provant Health Solutions, LLC as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern
The accompanying financial statements have been prepared assuming that Provant Health Solutions, LLC will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a negative working capital amount of approximately $3.92 million which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ RSM US LLP

Boston, Massachusetts
March 16, 2017

Provant Health Solutions, LLC
(A Wholly Owned Subsidiary of Wellness Holdings, LLC)

Balance Sheets
December 31, 2016 and 2015
(In thousands)
	2016	2015
Assets
Current assets:
Cash	$1,537	$1,816
Receivables:
Accounts receivable, net	6,572	7,277
Unbilled receivables	1,983	1,360
Consumable supplies, net	729	831
Prepaid expenses	775	887
Total current assets	11,596	12,171

Property and equipment, net	1,164	1,376

Other assets:
Security deposits	89	89
Software and product development, net	4,509	6,732
Intangible assets, net	6,256	7,672
Goodwill	5,416	5,416
Total other assets	16,270	19,909

Total assets	$29,030	$33,456

Liabilities and Member's Capital
Current liabilities:
Line of credit	$5,256	$3,780
Current portion of capital lease obligations	357	120
Accounts payable	4,288	5,966
Accrued expenses and other liabilities	4,958	3,738
Deferred revenue	657	940
Total current liabilities	15,516	14,544

Long-term liabilities:
Subordinated convertible debt	4,400	—
Capital lease obligations, net of current portion	110	108
Warrant liability	47	47
Deferred taxes	—	447
Other long-term liabilities	724	—
Total long-term liabilities	5,281	602

Commitments (Note 13)

Member's capital	8,233	18,310

Total liabilities and member's capital	$29,030	$33,456
See notes to financial statements.

Provant Health Solutions, LLC
(A Wholly Owned Subsidiary of Wellness Holdings, LLC)

Statements of Operations
Years Ended December 31, 2016 and 2015
(In thousands)
	2016	2015

Revenues	$36,719	$40,778

Cost of services rendered:
Payroll and related benefits	11,620	13,181
Supplies and shipping	4,938	6,186
Laboratory costs	3,150	3,071
Consulting fees	716	666
Amortization of software development costs	3,652	3,208
Depreciation expense	325	175
Other cost of services	7,198	5,856
Total cost of services rendered	31,599	32,343

Gross profit	5,120	8,435

Operating expenses:
Selling, general, and administrative expenses	13,450	13,186
Amortization of intangible assets	1,416	1,489
Depreciation expense	453	356
Total operating expenses	15,319	15,031

Operating loss	(10,199)	(6,596)

Other expense:
Interest expense	(741)	(439)
Total other expenses	(741)	(439)

Loss before income tax benefit	(10,940)	(7,035)

Income tax benefit	(437)	(2,737)

Net loss	$(10,503)	$(4,298)

See notes to financial statements.

Provant Health Solutions, LLC
(A Wholly Owned Subsidiary of Wellness Holdings, LLC)

Statements of Member's Capital
Years Ended December 31, 2016 and 2015
(In thousands, except share data)
	Common Units	Member's Capital

Balance as of December 31, 2014	12,000,000	$18,615
Members contribution	—	3,800
Net unit-based compensation	—	193
Net loss	—	(4,298)
Balance as of December 31, 2015	12,000,000	18,310
Net unit-based compensation	—	426
Net loss	—	(10,503)

Balance as of December 31, 2016	12,000,000	$8,233

See notes to financial statements.

Provant Health Solutions, LLC
(A Wholly Owned Subsidiary of Wellness Holdings, LLC)

Statements of Cash Flows
Years Ended December 31, 2016 and 2015
(In thousands)
	2016	2015
Cash flows from operating activities:
Net loss	$(10,503)	$(4,298)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation	778	531
Amortization of intangible assets	1,416	1,489
Amortization of software development costs	3,652	3,208
Non-cash interest expense	396	100
Unit-based compensation	426	193
Deferred income tax benefit	(447)	(2,809)
Gain on sale of property and equipment	(6)	—
Changes in operating assets and liabilities:
Accounts receivable	705	27
Unbilled receivables	(623)	717
Consumable supplies, net	102	(61)
Prepaid expenses	112	(132)
Security deposits	—	1
Accounts payable	(1,678)	3,031
Accrued expenses and other liabilities	969	(397)
Deferred revenue	(283)	46
Other long-term liabilities	724	—
Net cash provided by (used in) operating activities	(4,260)	1,646

Cash flows from investing activities:
Purchase of property and equipment	(92)	(578)
Proceeds from sale of property and equipment	9	—
Capitalization of software development costs	(1,429)	(2,450)
Net cash used in investing activities	(1,512)	(3,028)

Cash flows from financing activities:
Net borrowings on line of credit agreement	1,451	329
Deferred financing costs	(120)	(103)
Proceeds from issuance of subordinate convertible debt	4,400	—
Payments on note payable	—	(1,000)
Payments on capital lease obligations	(238)	(113)
Members contribution	—	3,800
Net cash provided by financing activities	5,493	2,913

Net change in cash and cash equivalents	(279)	1,531

Cash, beginning of year	1,816	285

Cash, end of year	$1,537	$1,816

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$353	$346

Taxes	—	—

Supplemental disclosures of non-cash transactions:
Asset acquired under capital lease obligation	$477	—

Issuance of warrant in connection with line of credit	—	$47

See notes to financial statements.

Provant Health Solutions, LLC
(A Wholly Owned Subsidiary of Wellness Holdings, LLC)

Notes to Financial Statements

Note 1.	Business and Organization

Provant Health Solutions, LLC (“Provant” or the “Company”) operates as a wholly owned subsidiary of Wellness Holdings, LLC. Wellness Holdings, LLC (“Wellness” or the “Parent”) was formed on May 21, 2012 for the purpose of acquiring 100% of the common units of Provant Health Solutions, LLC, which occurred on June 13, 2012 (the “Wellness Acquisition”). When accounting for the Wellness Acquisition the Company elected to apply pushdown accounting, resulting in the Company accounting for the business combination as if the Company was the acquirer.

The Company provides health and wellness programs and services to companies throughout the United States from its headquarters in East Greenwich, RI. In addition, the Company's services include biometric screenings, flu shot clinics, wellness portal, incentive management, health coaching and a variety of services dedicated to assisting employers in achieving a healthy and productive workforce while effectively managing population health risk and associated healthcare costs.

The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. The following conditions raised substantial doubt about the Company’s ability to continue as a going concern: the Company has negative working capital as of December 31, 2016 of approximately $3.92 million, had negative cash flows from operations of approximately $4.26 million, and incurred a net loss of approximately $10.5 million for the year ended December 31, 2016. In addition, the Company’s line of credit, with an outstanding balance of approximately $5.26 million (see Note 6), matured on March 10, 2017. The Company is currently in negotiations with the lender to extend the maturity date to May 31, 2017.

The Company is subject to risks common to healthcare service, and software as a service companies including dependence on key personnel; rapid industry change, competition from larger companies; and the need for continued successful ongoing development and marketing of its services. The future viability of the Company is largely dependent on its ability to successfully acquire customers, achieve profitability, and generate sufficient cash through operations.

Subsequent to year-end, the Company executed a Merger Agreement with a publicly traded entity, which will result in the Company becoming a wholly owned subsidiary of the publicly traded entity (Note 15). The Merger Agreement will become effective upon consent from a majority of the acquirer’s shareholders. If consent is not obtained, management’s plan is to raise additional capital through various channels, including but not limited to member’s contributions, third party financing, or borrowing additional funds with related parties or third party lenders. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Note 2.	Summary of Significant Accounting Policies

Basis of accounting and presentation: The accompanying financial statements have been prepared in accordance with accounting standards set by the Financial Accounting Standards Board (“FASB”). The FASB sets generally accepted accounting principles (“GAAP”) that the Company follows to ensure its financial condition, results of operations, and cash flows are consistently reported. References to GAAP issued by the FASB in these footnotes are to the FASB Accounting Standards Codification (“FASB ASC”).

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by management in the preparation of the financial statements include, among other estimates, impairment of goodwill and long-lived assets, the reserve for uncollectible accounts receivable, the net realizable value of consumable supplies, valuation of deferred tax assets, revenue, capitalization and amortization of software and product development costs, warrant liabilities, and certain assumptions related to the fair value of unit-based compensation expense.

Cash and cash equivalents: The Company considers all highly liquid investments with original maturity dates of three months or less, when purchased, to be cash equivalents. The Company had no cash equivalents as of December 31, 2016 and 2015.

Concentration of credit risk: The Company maintains its cash in bank deposit accounts, which, at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes that it is not exposed to any significant credit risk on cash. The Company grants credit to its customers during the normal course of business and generally requires no collateral from its customers. However, management routinely assesses the financial condition of its customers and, as a consequence, believes that its billed and unbilled receivable credit risk exposure is limited. As of December 31, 2016 and 2015, two customers accounted for 70% of accounts receivable and unbilled receivables. For the years ended December 31, 2016 and 2015, three customers accounted for 50% and 42% of the Company’s revenues.

Accounts receivable: Accounts receivable is stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for those accounts receivable considered to be uncollectible based upon historical experience and management’s evaluation of outstanding accounts receivable at the end of the year. Bad debts are written off against the allowance when identified. Recoveries of accounts receivable previously written off are recorded when received. As of December 31, 2016 and 2015, the allowance for doubtful accounts was $0.02 million.

Unbilled receivables: Unbilled receivables consist of services performed at agreed upon rates which are invoiced in the subsequent period.

Consumable supplies: The Company maintains a stock of consumable medical supplies for use at events. These supplies include cassettes for cholesterol screenings, vaccines, and other supplies used during screening events. Consumable supplies are reviewed periodically for excess and obsolete items. These supplies are recorded at the lower of cost or market. Cost is determined on a first-in, first-out basis (“FIFO”). Consumable supplies are written down to net realizable value when they are determined to be excess or obsolete. As of December 31, 2016 and 2015, the reserve for obsolete consumable supplies was $0.03 million and $0.15 million, respectively.

Property and equipment: Property and equipment are stated at cost. Depreciation and amortization is recorded using the straight-line method over the estimated useful lives of the assets. Costs of significant renewals or betterments are capitalized, while maintenance and repair costs are expensed as incurred.

The estimated useful lives of property and equipment are as follows:

Computer equipment and software            3-5 years
Office equipment                    7 years
Furniture and fixtures                    7 years
Leasehold improvements            Lesser of useful life or life of the lease
Equipment under capital lease                3-5 years

Unit-based compensation: The Company accounts for unit-based awards issued under the Parent’s equity incentive plan to employees, in accordance with ASC 718, Share-Based Payments. Compensation expense is recognized based on the fair value of the award on the grant date. The Company recognizes compensation expense over the vesting period, and classifies these amounts in the statement of operations based on the department to which the related employee reports.

Software and product development: In accordance with ASC 350-40, Internal Use Software, the costs incurred in the preliminary stages of development are expensed as incurred as research and development costs. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. During the years ended December 31, 2016 and 2015, the Company capitalized $1.43 million and $2.45 million of software costs and recognized amortization expense of $3.65 million and $3.21 million, respectively. The internal use software is classified by project and is amortized over the expected useful lives, typically 3 years.

Goodwill and other intangible assets: The Company accounts for business combinations pursuant to FASB ASC 805, Business Combinations. Goodwill is recorded as the excess of the cost of a business acquired over the fair value of the identifiable assets acquired and liabilities assumed. FASB ASC 805 specifies criteria to be used in determining whether intangible assets acquired in a business combination must be recognized and reported separately from goodwill. Amounts assigned to goodwill and other identifiable intangible assets are determined with the assistance of an independent appraiser through established valuation techniques.

Under FASB ASC 350, Intangibles - Goodwill and Other, goodwill and intangible assets with indefinite lives are reviewed annually for impairment or more frequently if impairment indicators arise. In accordance with ASC 350, an entity has the option to perform a qualitative assessment to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount. If an entity determines this is the case, it is required to perform the two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized. If an entity determines that it is more-likely-than-not that the fair value of a reporting unit is greater than its carrying amount, the two-step goodwill impairment test is not required. If the evaluation is performed using a two-step process, the first step of the goodwill impairment test used to identify potential impairment compares the fair value of a reporting unit (as defined) with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired, and the second step of the goodwill impairment test is unnecessary. The second step measures the amount of impairment, if any, by comparing the carrying value of the goodwill associated with a reporting unit to the implied fair value of the goodwill derived from the estimated overall fair value of the reporting unit and the individual fair values of the other assets and liabilities of the reporting unit. With the assistance of an independent appraiser, the Company uses a combined market based approach and a discounted cash flow approach to determine the fair value of its reporting unit. The Company operates as one reporting unit.

As of December 31, 2016 and 2015, other than goodwill, the Company had no other indefinite-lived intangible assets. The Company determined that goodwill was not impaired as of December 31, 2016 and 2015.

The Company provides for amortization of intangible assets with definite lives using straight-line methods over the following estimated useful lives:

Trademarks and trade names                15 years
Customer relationships                    8-10 years
Non-compete agreements                3 years
Software tools and databases                7 years

Long-lived assets: The Company reviews property and equipment, software and product development costs, and definite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. Long-lived assets are considered impaired if the net book value of the asset (or asset group) exceeds the future projected undiscounted cash flows anticipated to be generated by the asset (asset group). The impairment is then measured as the excess of the net book value of the asset over its estimated fair value. No impairment was identified on long-lived assets as of December 31, 2016 and 2015.

Debt issuance costs: During 2015, the Company adopted ASU 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (see Note 6). Debt issuance costs represent fees paid to or on behalf of the Company’s lenders to obtain debt financing, and professional fees and other costs paid to others in connection with securing bank financing. Debt issuance costs are recorded as a discount of the related debt. The debt is accreted to face value over the term of the debt through interest expense using the effective interest method.

Revenue recognition: The Company recognizes revenue when the following four basic criteria have been met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collection is reasonably assured.

Revenue is derived from wellness services including biometric screenings, health coaching, incentive management design and operations, online health portals, and flu shot clinics. The Company recognizes revenue for services such as health screening events and flu shot clinics when the services are performed. Revenue for fee-based arrangements such as online health portals is recognized over the contract period in which the services are provided.

Some of the Company’s fees are billed on a per member per month ("PMPM") basis or upon member participation. For PMPM fees, the Company generally determines the contract fees by multiplying the PMPM rate by the number of members covered by the services during the month. In some cases, these PMPM fees are based upon member participation. Revenue from PMPM fees are recognized within the month the fees are earned.

Some of the Company’s fees include charges for expenses incurred by the Company to fulfill the terms of the contract. These billings are presented as part of revenues on the statements of operations.

The Company’s revenue arrangements usually provide for multiple services. The Company applies the guidance in ASC 605-25 Revenue Recognition as it relates to multiple element arrangements in order to determine how to allocate consideration among the multiple services in its contracts. The various types of services offered by the Company qualify as separate units of accounting, meaning they have stand-alone value, although a typical revenue arrangement contains multiple services and the majority of services are purchased with an initial health screening event. The multiple element arrangement guidance requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables. The Company evaluates whether it can determine vendor-specific objective evidence (“VSOE”) or third party evidence to allocate revenue among the various elements in an arrangement. When VSOE or third party evidence cannot be determined, the Company uses the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. The selling price used for each of the Company’s deliverables is based on management’s best estimate using internal pricing lists that determine sales prices to external customers.

Contracts with customers generally range from one to three years. Some contracts allow the customer to terminate early; however, there are no refund rights for services after delivery has occurred.

The Company generally invoices customers each month for the entire amount of the fees contractually due for the prior month's services and/or enrollment. Deferred revenues arise from contracts that permit upfront billing and collection of fees covering a portion of the contractual service period, generally two to twelve months. Revenue is then recognized as previously noted.

Fair value of financial instruments: The carrying amounts of financial instruments, including cash, cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates fair value due to the short maturity of these instruments. The carrying amounts of the Company’s debt instruments approximate fair value due to the financing date’s proximity to year end and prevailing market rates.

Income taxes: The Company has elected to be taxed as a C corporation. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to temporary differences arising from assets and liabilities whose bases are different for financial reporting and income tax purposes.

Income taxes are recorded in accordance with the related guidance, which provides for deferred taxes using an asset and liability approach. This method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting carrying amounts and the tax bases of assets and liabilities. The Company regularly reviews deferred tax assets for recoverability and establishes a valuation allowance if, based upon the available evidence, it is more-likely-than-not that some or all of the deferred tax assets will not be realizable.

The Company accounts for uncertainties in tax positions in accordance with authoritative guidance. Under these provisions, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more-likely-than-not be realized. The determination as to whether the tax benefit will more-likely-than-not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes interest and penalties related to uncertain tax positions as a component of the provision for income taxes in the accompanying statement of operations. There were no interest and penalties incurred for the years ended December 31, 2016 and 2015. As of December 31, 2016 and 2015, the Company believes it does not have any uncertain tax positions.

The Company files income tax returns in federal and various state jurisdictions. With few exceptions, the Company is no longer subject to federal, state, and local examinations by tax authorities for years before 2013.

Advertising expense: Advertising costs are expensed as incurred.

Preferred unit warrants: During 2015, Wellness issued warrants to acquire preferred member units on behalf of the Company in connection with the Company’s line of credit agreement (See Note 6.) The Company accounts for freestanding warrants and other similar instruments related to units that are redeemable in accordance with ASC 480, Distinguishing Liabilities from Equity. As the preferred units underlying the warrants are redeemable upon exercise, the freestanding warrants related to preferred units are classified as liabilities on the balance sheets. The warrants are subject to re-measurement at each balance sheet date and any change in fair value is recognized as a component of other expense, net, in the statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants.

Recent accounting pronouncements: In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU 2015-14, which defers the effective date of ASU 2014-09 one year making it effective for annual reporting periods of public entities beginning after December 15, 2017. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company has not yet selected a transition method and is currently evaluating the effect that the standard will have on the consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. ASU 2014-15 explicitly requires management to evaluate, at each annual or interim reporting period, whether there are conditions or events that exist which raise substantial doubt about an entity's ability to continue as a going concern and to provide related disclosures. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and annual and interim periods thereafter, with early adoption permitted. ASU 2014-15 was adopted in the Company’s financial statements resulting in expanded disclosures to address uncertainties about the Company’s ability to continue as a going concern (See Note 1).

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. The amendments in the ASU require entities that measure inventory using the first-in, first-out or average cost methods to measure inventory at the lower of cost and net realizable value. Net realizable value is defined as estimated selling price in the ordinary course of business less reasonably predictable costs of completion, disposal and transportation. ASU 2015-11 is effective for public entities financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016 on a prospective basis. Early adoption of ASU 2015-11 is permitted. The Company does not expect the adoption of ASU 2015-11 to have a material effect on its consolidated financial statements.

In November 2015, the FASB issued Accounting Standards Update No. 2015-17, Income Taxes: Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). This ASU simplifies the presentation of deferred income taxes by eliminating the requirement for entities to separate deferred tax liabilities and assets into current and noncurrent amounts in classified balance sheets. Instead, it requires deferred tax assets and liabilities be classified as noncurrent in the balance sheet. The ASU is effective for annual reporting periods beginning after December 15, 2016. Early adoption is permitted, and this ASU may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company elected to adopt this update retrospectively as of January 1, 2015.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which updates certain aspects of recognition, measurement, presentation and disclosure of financial instruments. ASU 2016-01 will be effective for the Company for fiscal years beginning after December 15, 2017. The Company does not believe the adoption of the new financial instruments standard will have a material impact on its financial statements.

In February 2016, the FASB issued Accounting Standards Update No. ASU 2016-02, Leases (“ASU 2016-02”). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than twelve months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. The new standard is effective for annual reporting periods beginning after December 15, 2018. The Company is currently evaluating the impact of this accounting standard on the financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The ASU is intended to simplify various aspects of accounting for share-based compensation arrangements, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The ASU also allows an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures as they occur. ASU 2016-09 will be effective for the Company beginning on January 1, 2017. The Company is currently evaluating the impact of this accounting standard on the financial statements.

Note 3.	Preferred Units Warrant Liabilities

The preferred unit warrants are recorded at fair value using the valuation techniques described below.

ASC 820, Fair Value Measurement, defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs.

The standard describes the following fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2:
Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of the market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3.

During the years ended December 31, 2016 and 2015, there were no changes to the Company’s valuation techniques that had, or are expected to have, a material impact on its statements of operations.

The fair value valuation of warrants recorded is determined using widely accepted valuation techniques, including the Black-Scholes Pricing Model. The warrants were valued on the grant date with the following assumptions: expected dividend yield rate of zero, risk-free interest rate of 1.31%, expected volatility of 66% and expected life of ten years. The fair value of the warrants of $0.05 million was recorded at the date of issuance as a debt discount in the accompanying balance sheet and is being accreted to face value of the debt as interest expense using the effective interest method over the term of the agreement. No warrants have been exercised as of December 31, 2016.

Liabilities measured at fair value on a recurring basis as of December 31, 2016 and 2015 are as follows:

Quoted Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs	Total
December 31, 2016	(Level 1)	(Level 2)	(Level 3)	Fair Value

Liabilities:
Preferred units warrant liabilities	$—	$—	$47	$47

Quoted Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs	Total
December 31, 2015	(Level 1)	(Level 2)	(Level 3)	Fair Value

Liabilities:
Preferred units warrant liabilities	$—	$—	$47	$47

Note 4.	Property and Equipment

Property and equipment consisted of the following as of December 31:

	2016	2015

Computer equipment and software	$1,366	$1,358
Office equipment	21	21
Furniture and fixtures	400	400
Leasehold improvements	243	237
Equipment under capital leases	971	440
	3,001	2,456
Less accumulated depreciation and amortization	(1,837)	(1,080)
	$1,164	$1,376

Depreciation and amortization expense was $0.78 million and $0.53 million for the years ended December 31, 2016 and 2015, respectively.

Note 5.	Intangible Assets

Identifiable intangible assets subject to amortization consisted of the following as of December 31:

	2016	2015

Trademarks and trade names	$3,310	$3,310
Customer relationships	8,055	8,055
Noncompete agreements	474	474
Software tools and databases	1,324	1,324
	13,163	13,163
Less accumulated amortization	(6,907)	(5,491)
	$6,256	$7,672

Amortization expense of intangible assets was $1.4 million and $1.5 million for the years ended December 31, 2016 and 2015, respectively.

Estimated future amortization expense as of December 31, 2016 for the next five years and in the aggregate thereafter is as follows:

2017	$1,417
2018	1,417
2019	1,314
2020	682
2021	221
Thereafter	1,205
$6,256

Note 6.	Line of Credit

The Company entered into a $5.0 million Line of Credit Agreement (the “Agreement”) on October 31, 2012. During the time period of April 1st through September 30th of each fiscal year, the Company’s Line of Credit was restricted to $2.5 million. The Agreement required monthly payments of interest calculated at one Month LIBOR plus an applicable credit spread of 2.5% and was collateralized by substantially all assets of the Company. All outstanding balances were due on demand by the lender. On March 6, 2014, the Company amended the Agreement to increase the capacity of the line of credit to $6.0 million. Under the terms of the amendment, during the time period of April 1st through September 30th of each fiscal year, the Company’s line of credit was restricted to $3.5 million.

On August 12, 2014, the Company amended the Agreement again to increase the capacity of the line of credit to $8.0 million and extend the maturity date to April 30, 2015. During the time period of April 1, 2014 through September 30, 2014, the Company’s line of credit was restricted to the lesser of $6.0 million and the Borrowing Base (as defined in the amended Agreement) plus $1.5 million. Interest accrued on the line of credit at the one month LIBOR rate and was collateralized by substantially all assets of the Company.

On April 30, 2015, the Company paid the outstanding balance in full and terminated its relationship with the lender, entering into a new line of credit agreement with a new lender (the “New Agreement”). The New Agreement allows for maximum advances of $7.0 million, but not to exceed the revenue availability amount, as defined. Interest accrues on the outstanding balance at a rate equal to the prime rate plus 1.75% and is payable monthly. The line of credit is secured by substantially all assets of the Company. The maturity date of the agreement was April 29, 2016. The Company paid financing costs of $0.10 million, in connection with the New Agreement, which are being amortized over the extended term of the agreement. Amortization of costs, which is included in interest expense in the accompanying statements of operations, totaled $0.03 million and $0.07 million for the years ended December 31, 2016 and 2015, respectively.

On March 11, 2016, the Company amended the New Agreement. Per the terms of the Amendment, various definitions were replaced, the maturity date was extended to March 10, 2017, a $3.0 million unconditional Guaranty by Century Focused Fund III, LLP was signed, and a minimum EBITDA covenant is required to be met. The amended terms of the New Agreement, were subject to additional modifications in April, September and December of 2016. Through the amendments, the minimum EBITDA threshold defined within the covenants were amended to align with Company’s current year financial results. No other terms or conditions were modified through these amendments. As of December 31, 2016, the interest rate was 5.25% and the balance of the outstanding line of credit was $5.28 million. The Company paid financing costs of $0.12 million, in connection with the Amendment, which are being amortized over the extended term of the agreement. Amortization of costs, which is included in interest expense, totaled $0.1 million for the year ended December 31, 2016. The Company is currently in negotiations with the lender to extend the maturity date to May 31, 2017, as previously stated in Note 1.

As disclosed in Note 3, in connection with the New Agreement, the Company granted warrants to the financial institution to purchase 131,579 Series B Preferred Units with a warrant price of $0.57 per unit, during 2015. The value of the warrant was $0.05 million and was recorded at the date of issuance as a debt discount in the accompanying balance sheets. The debt discount is being accreted to the face value of the debt over the life of the agreement through charges to interest expense. Amortization of costs totaled $0.01 million and $0.03 million during the years ended December 31, 2016 and 2015, respectively.

The line of credit balance as of December 31, 2016 and 2015 was $5.3 million and $3.8 million, net of unamortized debt issuance costs totaling $0.02 million and $0.05 million, respectively.

Note 7.	Note Payable

As part of the March 6, 2014 amendment of the Credit Agreement, the Company entered into a note payable in the amount of $1.0 million. Payments on the note payable were interest only until the first anniversary, converting to a 48-month payment schedule thereafter. Interest accrued on the term note at the one month LIBOR rate plus 2.95% and was collateralized by substantially all assets of the Company. On April 30, 2015, the Company paid the outstanding balance in full and terminated its relationship with the lender.

Note 8.	Subordinated Convertible Debt

At various dates during 2016, the Company issued subordinated convertible secured promissory notes with Wellness totaling $4.4 million. The notes are secured by substantially all assets of the Company. Interest shall accrue on the unpaid principal amounts from the date of each advance until paid, at the annual rate of 8.25%. Payments of principal and interest under the notes shall be subordinated to the obligations of the Company under the line of credit agreement described in Note 6. Principal and accrued interest will be due and payable in full on the five-year anniversary of the dates of the notes (the “Maturity Dates”) through August 2021, unless previously converted. Upon a conversion event as defined in the agreements, the principal and accrued interest on the notes will mandatorily convert into equity of the Company. Accrued interest as of December 31, 2016 was approximately $0.25 million and was included in accrued expenses and other liabilities on the balance sheet.

Note 9.    Capital Lease Obligations

The Company leases certain equipment under capital lease agreements. The leases range in terms from 24-48 months with monthly payments ranging from $0.01 million to $0.02 million. The equipment held under the leases was recorded at cost of $0.97 million and $0.44 million as of December 31, 2016 and 2015, respectively. Amortization of the leased equipment is included in depreciation expense.

Future minimum lease payments under the capital leases are presented as follows:

2017	$381
2018	112
493
Less interest	(26)
Present value of minimum lease obligations	467
Less current portion of capital lease obligations	(357)
Long-term portion of capital lease obligations	$110

Note 10.	Member’s Capital

Upon formation of the Company, one class of equity ownership interests was established, the Common Units. As of December 31, 2016, 12,000,000 units were authorized, issued, and outstanding. The rights and obligations of the holder of the Common Units are governed by the Second Amended and Restated Operating Agreement of Provant Health Solutions, LLC (the “Operating Agreement”). The Operating Agreement provides for the limitation of the holder’s liability to be that of their respective capital contributions as defined in the Operating Agreement. Per the Operating Agreement, the holder is able to receive distributions from the Company when approved by the member. No distributions were declared during the years ended December 31, 2016 and 2015.

Unit-based compensation: Employees of the Company are eligible to receive incentive units under the Parent’s equity incentive plan. The issuance of the incentive units is made in accordance with the respective Equity Award Agreements. Compensation expense recognized in connection with the incentive units is recorded on the Company’s statement of operations, as the employees’ performance obligation is with the Company.

The fair value of each unit award is estimated on the date of grant using a Black-Scholes option pricing model. Key inputs and assumptions used for estimating the fair value of units granted in 2015 were as follows:

Expected term (years)	6.25
Expected volatility	52.28%-65.97%
Risk-free interest rate	1.59-1.88%
Expected annual dividend	None

The expected term for 2015 was estimated using the simplified method for "plain vanilla" options as prescribed by the SEC's Staff Accounting Bulletin No. 110, Share-based Payment. The risk-free interest rate for each grant is equal to the US Treasury rate in effect at the time of grant for instruments with an expected life similar to the expected option term. Because the Parent’s members’ units are not traded publicly, the stock volatility assumption is based on an analysis of the volatility of the common stock of comparable public companies in similar industries for a period equal to the expected option term. The Parent has not paid, and does not anticipate paying, cash dividends on its common units; therefore, the expected dividend yield is zero.

No units were granted in 2016.

A summary of non-vested Class B Incentive Common Units activity for the years ended December 31, 2016 and 2015, is as follows:

Number of
Units

Unvested, granted as of December 31, 2014	662,957
Units granted	3,793,461
Units vested	(368,137)
Units forfeited	—

Unvested, granted as of December 31, 2015	4,088,281
Units granted	—
Units vested	(1,337,071)
Units forfeited	(620,539)
Unvested, granted as of December 31, 2016	2,130,671

Net compensation expense recognized in selling, general, and administrative expenses for the years ended December 31, 2016 and 2015 was $0.43 million and $0.19 million, respectively. As of December 31, 2016, there was $0.65 million of unrecognized compensation expense related to non-vested awards that is expected to be recognized from 2017 through 2019.

Note 11.    Income Taxes

The current tax provision is computed on the basis used by the Company in filing its income tax returns. The Company’s deferred income tax expense (benefit) represents the change in the deferred income taxes from the years ended December 31, 2016 and 2015. The benefit for income taxes consisted of the following:

	2016	2015
Current:
Federal	$—	$62
State	10	10
	10	72
Deferred:
Federal	(344)	(2,170)
State	(103)	(639)
	(447)	(2,809)
Total income tax benefit	$(437)	$(2,737)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2016 and 2015 are presented below:

	2016	2015

Consumable supplies reserve	$12	$62
Allowance for doubtful accounts	10	10
Accrued expenses	538	318
Net operating loss carryforward	7,894	4,763
Property and equipment	(1,718)	(2,673)
Intangible assets	(2,502)	(3,069)
Unit-based compensation expense	310	142
	4,544	(447)
Valuation allowance	(4,544)	—
Net deferred tax liability	$—	$(447)

As of December 31, 2016 and 2015, the Company had unused federal and state net operating loss ("NOL") carryforwards of $19.74 million and $11.91 million, respectively. The NOL carryforwards expire at various dates through December 31, 2036. All deferred taxes have been calculated at the Company’s applicable income tax rates for the years ended December 31, 2016 and 2015. A valuation allowance of $4.5 million was applied against the net deferred tax asset balance as of December 31, 2016. In assessing the realizability of deferred tax assets, the Company considers its estimated taxable future earnings and the expected timing of the reversal of temporary differences. Accordingly, the Company has recorded a valuation allowance against its deferred tax assets which reduces the gross deferred tax asset to an amount which management believes will more-likely-than-not be realized. The valuation allowance was determined, by assessing both positive and negative evidence, whether it is more-likely-than-not that deferred tax assets are realizable. Such assessment is done on a jurisdiction-by-jurisdiction basis.

Ownership changes, as defined in the Internal Revenue Code, may limit the amount of net operating loss carryforward that can be utilized annually to offset future taxable income. Subsequent ownership changes, including the one contemplated in the transaction described in Note 15, could further affect the limitation in future years.

Income taxes using the federal statutory income tax rate differ from the Company’s effective tax rate primarily due to non-deductible expenses incurred by the Company. A reconciliation of income tax expense (benefit) at the statutory federal income tax rate and income taxes as reflected in the financial statements is as follows:

	2016	2015

Statutory federal tax rate	34%	34%
State tax	5.91%	5.88%
Other permanent differences	(0.11)%	(0.14)%
Change in valuation allowance	(41.38)%	—
True-up of prior years taxes	5.54%	1.57%
Effective tax rate	3.96%	41.31%

Note 12.    Employee Benefit Plan

The Company maintains a defined contribution retirement plan which qualifies under Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees who have attained the age of 21 and completed one month of service. Under the plan, participants may contribute up to the maximum amount allowed by the Internal Revenue Code. The Company makes matching contributions equal to 50% of the first 4% of eligible compensation. For the years ended December 31, 2016 and 2015, the Company made matching contributions of $0.14 million.

Note 13.    Commitments

Operating leases: The Company leases certain equipment and property under operating leases expiring at various dates through December 2018.

Future minimum lease commitments under the operating leases are as follows as of December 31, 2016:

2017	$582
2018	613
$1,195

Total rent expense associated with operating leases was $0.57 million and $0.58 million for the years ended December 31, 2016 and 2015, respectively.

Note 14.    Contingencies

The Company is occasionally subject to various legal proceedings and claims that arise in the ordinary course of business activities.  Except as described below, in the opinion of management, the disposition of these matters will not have a material effect on the Company’s financial condition or results of operations.

During 2016, a class action lawsuit regarding California employment wages was brought against the Company. In November 2016, the Company entered into a settlement agreement and release with certain parties regarding the ongoing litigation.  The matter has been settled for $0.75 million and the Motion for Preliminary Approval of Class Action Settlement is set to be heard in early 2017.  Should the court grant preliminary and final approval of this settlement, this settlement is expected to preclude the aforementioned claims by class members for the class period of October 13, 2011 through November 15, 2016, provided such members do not opt out of the settlement.  The Company has accrued $0.66 million related to this settlement as of December 31, 2016, which is net of the portion of the liability covered by the Company’s insurance carrier.

Note 15.	Subsequent Events

On February 21, 2017, the Company issued subordinated convertible secured promissory notes with Wellness totaling $2.5 million. The terms and conditions of the subordinated convertible secured promissory notes are in line with the notes entered into throughout 2016 (Note 8).

On March 7, 2017, the Company executed an Agreement and Plan of Merger (the “Merger Agreement”) with a publicly traded entity (the “Acquirer”). Through this transaction, the Company will merge with one of the Acquirer’s subsidiaries. Upon effectiveness of the Merger Agreement, the Company’s interest shall be converted solely into the right to receive shares of the consolidated Acquirer, resulting in the Company being a wholly owned subsidiary of the Acquirer, and the Company’s member receiving shares in the consolidated Acquirer as consideration. The terms of the Merger Agreement are contingent upon the Acquirer receiving majority shareholder approval of the transaction. If approval is obtained, the terms and conditions will become effective immediately.

The Company has evaluated all events and transactions that occurred after the balance sheet date through the date of this filing. Except as discussed above, the Company did not have any material subsequent events that impacted its financial statements or disclosures.